Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 12, 2021 (except for the effect of the restatement disclosed in Notes 10 and 11, as to which the date is June 14, 2021), with respect to the financial statements of CIIG Merger Corp. contained in this Registration Statement. We consent to the use of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

June 14, 2021